                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                SCHEDULE 13D/A-1


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 Powertel, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   45844L 10 8
         --------------------------------------------------------------
                                 (CUSIP Number)

                               Deutsche Telekom AG
                 Kevin Copp, Head of International Legal Affairs
                            Friedrich-Ebert-Allee 140
                              D-53113 Bonn, Germany
                                 49-228-181-8000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               September 28, 2000
         --------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]


 NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                       (Continued on the following pages)

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
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Deutsche Telekom AG
             IRS Identification Number:  N/A
---------------------------------------------------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a)[ ]
                                                                                                                 (b)[X]
---------------------------------------------------------------------------------------------------------------------------

     3       SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------------

     4       SOURCE OF FUNDS

             N/A
---------------------------------------------------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                [ ]

---------------------------------------------------------------------------------------------------------------------------

     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Federal Republic of Germany

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        NUMBER OF              7      SOLE VOTING POWER
         SHARES                             N/A
                           ------------------------------------------------------------------------------------------------
      BENEFICIALLY             8      SHARED VOTING POWER
       OWNED BY                             N/A
                           ------------------------------------------------------------------------------------------------
      EACH REPORTING           9      SOLE DISPOSITIVE POWER
          PERSON                            N/A

                           ------------------------------------------------------------------------------------------------
          WITH                 10     SHARED DISPOSITIVE POWER
                                            N/A

---------------------------------------------------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             N/A
---------------------------------------------------------------------------------------------------------------------------

     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [X]

---------------------------------------------------------------------------------------------------------------------------

     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             N/A
---------------------------------------------------------------------------------------------------------------------------
             TYPE OF REPORTING PERSON
     14
             CO
---------------------------------------------------------------------------------------------------------------------------

         This Amendment No. 1 (this "Amendment") amends and supplements the
Schedule 13D filed on September 5, 2000 (the "Schedule 13D") by Deutsche Telekom AG ("DT") with respect to the Common Shares of Powertel, Inc., a Delaware corporation (the "Company"). All capitalized terms used in this Amendment and not otherwise defined herein have the meanings ascribed to such terms in the
Schedule 13D.

Item 4.             Purpose of Transaction.

         Item 4 of the Schedule 13D is hereby amended by adding the following at the end thereof:

         On September 28, 2000, DT, the Company and Bega II, Inc., a Delaware corporation formed by DT, amended and restated the Merger Agreement for the purpose of making Bega II, Inc. a party to the Merger Agreement and making other technical changes. The Merger Agreement, as amended and restated on September 28, 2000, Exhibit 9 hereto, is incorporated herein by reference.

         The preceding summary of certain provisions of the Merger Agreement, as amended and restated, a copy of which is filed as an exhibit hereto, is not intended to be complete and is qualified in its entirety by reference to the full text of such agreement.


         Item 7.              Material to be Filed as Exhibits.



--------------------------------------------------------------------------------
Exhibit Number                Description
--------------                -----------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
9                             Agreement and Plan of Merger, dated as of August
                              26, 2000, as amended and restated on September 28,
                              2000, among DT, the Company and Bega II, Inc., a
                              Delaware corporation formed by DT, incorporated by
                              reference herein from Exhibit 2.2 to DT's
                              registration statement on Form F-4 filed with the
                              Securities and Exchange Commission on October 4,
                              2000 (Registration No. 333-47294). Schedules or
                              similar attachments to this Exhibit have not been
                              filed; upon request, DT will furnish
                              supplementally to the Commission a copy of any
                              omitted schedule.
--------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         October 5, 2000                     DEUTSCHE TELEKOM AG

                                             /s/ Kevin Copp
                                             ---------------------------------
                                             By:    Kevin Copp
                                             Title: Head of International Legal
                                                    Affairs

                                  EXHIBIT LIST

--------------------------------------------------------------------------------
Exhibit Number                Description
--------------                -----------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
9                             Agreement and Plan of Merger, dated as of August
                              26, 2000, as amended and restated on September 28,
                              2000, among DT, the Company and Bega II, Inc., a
                              Delaware corporation formed by DT, incorporated by
                              reference herein from Exhibit 2.2 to DT's
                              registration statement on Form F-4 filed with the
                              Securities and Exchange Commission on October 4,
                              2000 (Registration No. 333-47294). Schedules or
                              similar attachments to this Exhibit have not been
                              filed; upon request, DT will furnish
                              supplementally to the Commission a copy of any
                              omitted schedule.
--------------------------------------------------------------------------------

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